FIRST AMENDMENT TO
CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE MANDATORILY CONVERTIBLE
PREFERRED STOCK, SERIES G

OF

FIRST BANCORP

First BanCorp, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Corporation”), in accordance with the provisions of the Puerto Rico General Corporation Law of 1995, as amended, does hereby certify:

On July 16, 2010, the Corporation filed with the Secretary of State for the Commonwealth of Puerto Rico a Certificate of Designations of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (the “Certificate of Designations”) that created a series of 425,000 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G” (the “Designated Preferred Stock”). The board of directors of the Corporation (the “Board of Directors”), in accordance with the Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Corporation and applicable law, adopted the following resolution on December 1, 2010, amending the terms and conditions applicable to the Designated Preferred Stock.

RESOLVED, that Part 3(c) of the Certificate of Designations is hereby deleted in its entirety and replaced with the following:

(c) “Exchange Value” means, for each share of Designated Preferred Stock, an amount equal to $750.

RESOLVED, that Section 7(b)(iv) of Annex A (Standard Provisions) of the Certificate of Designations is hereby deleted in its entirety and replaced with the following:

(iv) the Corporation shall have closed one or more transactions in which investors other than the Original Designated Preferred Stockholder (each, an “Equity Investor”) have collectively provided a minimum aggregate amount of $350 million in gross cash proceeds to the Corporation in exchange for Common Stock (each such investment by an Equity Investor, an “Equity Raise”); provided, however, that the terms of each such Equity Raise (other than the price per share of Common Stock issued by the Corporation in each such Equity Raise) shall be reasonably acceptable to the Original Designated Preferred Shareholder in its sole discretion;

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IN WITNESS WHEREOF, First BanCorp has caused this First Amendment to Certificate of Designations to be signed by Lawrence Odell, its Executive Vice President and Secretary, this 1st day of December, 2010.

FIRST BANK CORPORATION

By:

Name:
Title: